Exhibit 99.1

December 11, 2017

Dear Shareholder:

We are pleased to report a successful third quarter of operations and continued development for Uwharrie Capital Corp and its subsidiaries. Our company reported total assets of $592 million as of September 30, 2017, compared to $548 million as of December 31, 2016. This represents 8% growth year-to-date, and is the best growth period we have experienced since the period following the 2007-2008 crisis.

We are now nine years into an economic recovery that has simultaneously become one of the longest and most complex recoveries in modern history. While our local communities are recovering and providing some lending opportunities, deposit growth continues to outpace the supply of quality loans.

Our net interest margin is improving, but we still have more liquidity than needed. We desire to put the deposit growth we have recently experienced to work in our communities by pursuing more quality loans that will continue to perform in what we consider to be a risky environment. Our September 30, 2017, balance sheet reflects the lowest level of risky assets with the best asset quality in our company’s history.

While we remain cautious with regard to the state of the economy, we continue to look to, and plan for, the future. Our decision to open an office in Charlotte and to upgrade our data processing systems are two examples of our efforts toward that end. These decisions will affect our short-term earnings, but will also position us to remain competitive for the long-term.

In the third quarter 2017, we expensed one-time non-recurring period cost associated with these investments in our future of $250 thousand. On another note, the nine months of earnings for 2016 reflect a one-time securities gain of $544 thousand taken in the second quarter. While reported earnings for the nine-month period ended September 30, 2017, were $1.8 million, the same as 2016, the earnings for 2017 are all from core operations, not including any one-time non-recurring items, which result in a $639 thousand improvement in ongoing operations through the nine-month period.

Net income for the three-month period ended September 30, 2017, was $588 thousand, as opposed to $540 thousand for the same period in 2016. For the quarter ended September 30, 2017, net income available to common shareholders was $440 thousand or $0.06 per share, compared to $391 thousand or $0.06 per share for September 30, 2016.

In closing, we are pleased to share with you that your Board of Directors declared a 2% stock dividend to be paid to common stock shareholders on December 27, 2017. We choose to pay a stock dividend as it represents an efficient method for dividend payment to our shareholders. This methodology is proposed by Professor Jeremy Siegel, the Russell E. Palmer Professor of Finance at the Wharton School of the University of Pennsylvania. The method allows our company to retain capital to support growth, while allowing you to choose when to recognize the income and pay taxes on the dividend. Shareholders desiring or needing current income can sell their shares, and shareholders desiring to defer income and taxes to a future date can do so by retaining the dividend shares.

Those who hold Uwharrie Capital Corp common stock as of the December 15, 2017, record date will receive the dividend, which will be paid electronically via book entry. No stock certificates will be issued. Going to a paperless book entry system will save our shareholders a significant amount of annual operating expense, while also saving a lot of trees and being more environmentally friendly. Shareholders will receive a Direct Registration System (DRS) statement from our Stock Transfer Agent, Broadridge, indicating the new shares gained. If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account. Only whole shares of stock will be issued. If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

We hope you are pleased with the direction and continued growth of our company. The need for a community bank that is focused on people and Main Street has never been greater. Thank you for being part of building an institution that is making a difference in our communities and our lives.

In keeping with tradition, we enclose the 2018 Uwharrie Capital Corp Commemorative Calendar, which gives a glimpse into the past with scenes from neighborhood grocery stores once found in the communities we serve. We wish you and your family a blessed holiday.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” ”could,” ”should,” “would,” “believe,” ”anticipate,” “estimate,” “expect,” “intend,” ”plan,” ”projects,” ”outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands except share and per share data)	September 30, 2017	September 30, 2016
Assets
Cash and due from banks	$6,826	$7,400
Interest-earning deposits with banks	85,757	49,187
Securities available for sale	97,717	100,513
Securities held to maturity (fair value $11,575 and $11,934, respectively)	11,493	12,023
Loans held for sale	2,725	2,538
Loans held for investment	349,919	344,542
Less: Allowance for loan losses	(2,448)	(2,849)

Net loans held for investment	347,471	341,693

Interest receivable	1,516	1,520
Premises and equipment, net	14,302	14,224
Restricted stock	1,068	1,052
Bank-owned life insurance	8,514	6,861
Other real estate owned	2,681	4,435
Other assets	11,882	10,766

Total assets	$591,952	$552,212

Liabilities
Deposits:
Demand, noninterest-bearing	$118,459	$104,877
Interest checking and money market accounts	295,330	274,591
Savings accounts	45,075	41,865
Time deposits, $250,000 and over	10,408	7,337
Other time deposits	57,981	60,385

Total deposits	527,253	489,055

Interest payable	151	150
Short-term borrowed funds	1,788	1,786
Long-term debt	9,534	9,537
Other liabilities	8,066	6,884

Total liabilities	546,792	507,412

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 6,978,263 and 6,925,408 shares, respectively Book value per share $4.95 in 2017 and $4.94 in 2016. (1)	8,723	8,830
Additional paid-in capital	12,258	12,571
Undivided profits	14,262	12,586
Accumulated other comprehensive income (loss)	(726)	197

Total Uwharrie Capital Corp shareholders' equity	34,517	34,184
Noncontrolling interest	10,643	10,616

Total shareholders' equity	45,160	44,800

Total liabilities and shareholders' equity	$591,952	$552,212

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2016.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands except share and per share data)	2017	2016	2017	2016
Interest Income
Interest and fees on loans	$4,214	$4,025	12,336	$11,820
Interest on investment securities	495	449	1,511	1,348
Interest-earning deposits with banks and federal funds sold	258	78	520	236

Total interest income	4,967	4,552	14,367	13,404

Interest Expense
Interest paid on deposits	192	167	521	563
Interest paid on borrowed funds	139	142	424	444

Total interest expense	331	309	945	1,007

Net Interest Income	4,636	4,243	13,422	12,397
Provision for (recovery of) loan losses	(136)	240	(309)	70
Net interest income after provision (recovery of) for loan losses	4,772	4,003	13,731	12,327

Noninterest Income
Service charges on deposit accounts	299	309	874	904
Other service fees and commissions	1,003	1,055	3,206	3,330
Gain (loss) on sale of securities	(12)	2	(12)	544
Income from mortgage loan sales	790	1,111	2,539	2,769
Other income	218	116	570	386

Total noninterest income	2,298	2,593	7,177	7,933

Noninterest Expense
Salaries and employee benefits	3,647	3,626	10,987	10,792
Occupancy expense	327	327	938	850
Equipment expense	151	159	451	488
Data processing	429	161	789	529
Other operating expenses	1,669	1,555	5,077	5,096

Total noninterest expense	6,223	5,828	18,242	17,755

Income before income taxes	847	768	2,666	2,505
Provision for income taxes	259	228	829	745

Net Income	$588	$540	$1,837	$1,760

Consolidated net income	$588	$540	$1,837	$1,760
Less: Net income attributable to noncontrolling interest	(148)	(149)	(442)	(444)

Net income attributable to Uwharrie Capital	440	391	1,395	1,316
Dividends – preferred stock	—	—	—	—

Net income available to common shareholders	$440	$391	$1,395	$1,316

Net Income Per Common Share (1)
Basic	$0.06	$0.06	$0.20	$0.19
Assuming dilution	$0.06	$0.06	$0.20	$0.19
Weighted Average Common Shares Outstanding (1)
Basic	6,979,137	7,095,112	7,008,240	7,111,733
Assuming dilution	6,979,985	7,095,112	7,008,845	7,111,733